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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated November 16, 2004, relating to the financial statements and financial highlights appearing in the September 30, 2004 Annual Report to Shareholders of Columbia International Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to references to us under the heading "Agreement and Plan of Reorganization" in Appendix A of the Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 2004